Exhibit 99.1

AT&T AND T-MOBILE USA: THE FUTURE OF MOBILE BROADBAND

www.MobilizeEverything.com

	Rethink Possible®	Stick Together®
Data below as of or for the year ended 12.31.10

AT&T is a leading provider of wireless, Wi-Fi,

high speed Internet and voice services.

AT&T also offers the best wireless coverage

worldwide, offering the most wireless phones

that work in the most countries.

www.att.com

T-Mobile USA is a national provider of

wireless voice, messaging, and data services.

T-Mobile USA is the US operating entity of

T-Mobile International AG, the mobile

communications subsidiary of Deutsche

Telekom AG. Deutsche Telekom is one of the

largest telecommunications companies in the

world, with 129 million customers worldwide.

www.t-mobile.com

Headquarters	Dallas, Texas	Bellevue, Washington
Employees	266,590	37,795
Network	GSM-based, with deployed HSPA+	GSM-based, with deployed HSPA+
Wireless Subscribers	96 million	34 million
Wireless Service Revenues	$53.5 billion	$18.7 billion
Total Wireless Revenues	$58.5 billion	$21.3 billion
Wireless Service EBITDA Margin	40.7%	29.2%
Postpaid ARPU	$62.57	$52.00
Total Churn	1.31%	3.40%
Transaction

On March 20, 2011, AT&T and Deutsche Telekom entered into a stock purchase agreement under which AT&T agreed to acquire the T-Mobile subsidiary of Deutsche Telekom in exchange for approximately $39 billion, consisting of $25 billion in cash and up to $14 billion of T common stock. The amount of stock will depend on AT&T’s trading price for the 30 trading days ending three business days prior to closing and will be subject to reduction for closing indebtedness, certain divestiture and regulatory costs and any pre-closing distributions in excess of pre-closing cash flow.

Strategic Rationale	•	Strengthens and expands U.S. mobile broadband infrastructure
	•	Enables next era of American innovation and continued growth of U.S. high tech industry
	•	Addresses impending spectrum exhaust due to explosive demand for mobile broadband networks, devices, apps and content that both companies face in key U.S. markets
	•	AT&T will extend its 4G LTE deployment to 95% of U.S. population, helping to achieve policymaker goals of deploying broadband to smaller, rural communities
	•	Will provide access to 4G LTE service for T-Mobile’s 34 million subscribers
	•	Quickly and dramatically improves network capacity and quality of service for customers of both companies
	•	German-owned T-Mobile — the only major foreign-controlled U.S. telecom network — becomes part of a U.S.-based company and the only major U.S. wireless company with a union workforce

AT&T AND T-MOBILE USA: THE FUTURE OF MOBILE BROADBAND

Financial Highlights

•   Value of synergies expected to exceed the purchase price of $39B

•   Price represents multiple of ~7x 2010 EBITDA, approximately 5x on a synergy- adjusted basis

•   Improves business mix — pro forma for 2010, mobile broadband, wired data and managed services comprise approximately 80% of total revenues

•   Pro-forma for 2010 results, AT&T’s total wireless revenues increase from $58.5 billion to nearly $80 billion

•   Scale and combination of assets provide path to industry-leading margins

•   Large, straightforward synergies with a run rate of more than $3B starting in third year after closing

•   Earnings excluding integration costs and non-cash amortization accretive in third year after closing

•   AT&T maintains strong balance sheet, assumes no debt from T-Mobile or Deutsche Telekom

•   Transaction will continue to provide cash flow in support of AT&T’s dividend

Transaction Terms

•   $39B purchase price includes a cash payment of $25B with balance paid in AT&T common stock

•   Assuming no reduction in shares issuable, Deutsche Telekom will receive an approximate 8% interest in AT&T. The AT&T stock price used to determine the number of shares to be issued at closing will not be less than $26.0165 nor more than $30.2354

•   AT&T has right to increase portion of purchase price paid in cash by up to $4.2B with a corresponding reduction in stock component of purchase price

•   AT&T share price used to determine number of shares issued subject to a +/- 7.5% collar

•   Issued stock is subject to a lock-up period of one year during which Deutsche Telekom cannot sell shares

•   Deutsche Telekom will have the right to appoint one representative to the AT&T Board of Directors

•   Subject to regulatory approvals and other customary regulatory and closing conditions

•   In the event the transaction does not receive regulatory approval satisfactory to AT&T and the transaction does not close, AT&T will be required to pay a breakup fee of $3B, transfer to T-Mobile certain AWS spectrum that is not needed by AT&T for its initial LTE roll out, and provide a roaming agreement to T-Mobile on terms favorable to both parties

•   Transaction is expected to close in approximately 12 months

•   AT&T has an 18-month commitment for a one-year unsecured bridge term facility underwritten by J.P. Morgan for $20 billion.

Seamless Integration

•   AT&T has an excellent track record of integrating acquisitions

•   Both AT&T and T-Mobile’s networks are GSM-based with HSPA+ deployed

•   AT&T and T-Mobile have complementary spectrum positions and operations

•   AT&T will maintain a significant operational presence in Seattle/Bellevue

•   Combined entity will be branded AT&T

Cautionary Language Concerning Forward-Looking Statements: Information set forth in this document contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. In addition to these factors, there are risks and uncertainties associated with the T-Mobile business, the pendency of the T-Mobile acquisition and the ability to realize the benefits of the integration of the T-Mobile business. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this document based on new information or otherwise. This document may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s Web site at www.att.com/investor.relations